Exhibit 4.76
SUPPLEMENTAL AGREEMENT
on
THE POWER PURCHASE AND SALE CONTRACT
FOR
THE YEAR OF 2009
(Contract Number: De Dian Si 2009-079)
BINGLANGJIANG EXPANDED POWER STATION
Dehong Power Supply Co., Ltd.
November 2009

SUPPLEMENTAL AGREEMENT ON THE POWER PURCHASE AND SALE CONTRACT FOR THE YEAR OF 2009
In order to establish a regulated power supply and utilization order and develop a healthy power supply and utilization market, according to the installed capacity of the power stations, the characteristics of the units, the power utilization load conditions of the year of 2009 and the impact of financial crisis, on the basis of entering into the Power Purchase and Sale Contract (General Provisions) by and between the power supplier and the consumer, the Power Purchaser and the Power Seller have reached the following Supplemental Agreement (this “Agreement”) through friendly consultation.
I.	The Parties hereby determine that the annual contractual on-grid electricity output for the year of 2009 is 28,000,000 kwh.
1.	Considering the annual overhaul plan of the units and the regularity of power supply and demand, the contractual on-grid electricity output allocated for each month is set out as follows:
January:	kwh;

February:	kwh;

March:	kwh;

April:	kwh;

May:	kwh;

June:	kwh;

July:	kwh;

August:	kwh;

September:	6,000,000 kwh;

October:	9,500,000 kwh;

November:	6,700,000 kwh;

December:	5,800,000 kwh.
2.	On-grid Tariff during Commercial Operation Period

Upon being approved by the competent price regulatory authority of the local government, the on-grid tariff for the units of the Power Plant during the commercial operation period shall be RMB 0.22/kwh for the dry season from January to May, the tariff for the wet season from June to October shall be implemented according to the document with the number of De Fa Gai Jia [2009] No. 296, and the tariff for November to December shall be implemented according to the document with the number of [2008] No. 611; in case of any change to the governmental tariff policy, the new policy shall prevail. The reactive compensation tariff shall be: RMB 0.02/kwh.

3.	Under the normal production condition of the silicon smelting enterprises of our prefecture, the Power Purchaser shall ensure eighty five percent (85%) of the contractual electricity output of the Power Station could be dispatched out. In case of abnormal production condition of the silicon smelting enterprises of our prefecture, the dispatching shall be carried out on the principle of the same proportion for the same installed capacity. The surplus electricity output generated not in compliance with the dispatching instructions shall be deemed as invalid electricity output and shall not be settled.

4.	In August of each year after having concluded the Power Purchase and Sale Contract, after friendly consultations, the Parties may appropriately adjust the annual contractual on-grid electricity output of that year and the contractual on-grid electricity output for the rest months based on the actual situation of power supply and demand, and reach a written agreement; prior to the end of November of each year, the Parties shall consult with each other to determine the annual contractual on-grid electricity output for the next year, and enter into a Power Purchase and

Sale Contract for the next year before the end of December.

5.	The Power Seller shall strictly comply with the dispatching instructions and provide with the production and operation data upon the request of the Power Purchaser, such as: the daily electricity output, the overhaul plan, etc.
II.	Equivalent Available Factor

The condition precedent for the Power Purchaser to purchase from the Power Seller the electricity output not less than the annual contractual on-grid electricity output is that: the planned equivalent available factor of the generator units determined in accordance with the annual contractual on-grid electricity output of that year shall reach 16% or above. In the event the actual equivalent available factor of the generator units fails to reach the aforesaid requirement, the Power Purchaser shall be entitled to reduce its annual contractual on-grid electricity output corresponding to the deficient proportion of the equivalent available factor.

III.	The valid term of this Agreement shall be from November 4, 2009 to December 31, 2009.
This Agreement shall have the same legal effect as the Power Purchase and Sale Contract. This Agreement comprises four (4) pages, and shall be signed in four (4) counterparts. Each Party shall hold one (1), and two (2) counterparts shall be filed with the local power regulatory authority for record.

Power Purchaser: Dehong Power Supply Co., Ltd.
(Stamp)
Legal Representative: Yue Zhiqiang
Authorized Proxy: /s/ Cun Shijian
Power Seller: Yunnan Huabang Electric Power Development Co., Ltd.
(Stamp)
Legal Representative:
Authorized Proxy: /s/ Li Xiaozun
Signing Date: November 4, 2009
Signing Place: Mangshi